Registration No. 333-121114

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ST ONLINE CORP.
(Name of small business issuer in its charter)

Nevada	3949	71-0971567
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ST ONLINE CORP.	THE CORPORATION TRUST COMPANY OF
359 - 240th Street	NEVADA
Langley, British Columbia	6100 Neil Road
Canada V3A 6H5	Suite 500
(604) 534-3879	Reno, Nevada 89511
(775) 688-3061
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box.[   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount to be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ST ONLINE CORP.
Shares of Common Stock
1,000,000 minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank Of Montreal. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our common stock will be sold by Scott Pedersen, one of our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.03	$0.07
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

The difference between the Aggregate Offering Price and the Proceeds to Us is $30,000. The $30,000 reflects the expenses of the offering. The expenses per share would be adjusted according to the offering amounts between the minimum and maximum. The $30,000 will be paid to unaffiliated third parties for expenses connected with this offering. The $30,000 will be paid from the first proceeds of this offering.

Our securities are not listed for trading on any national securities exchange or the Nasdaq Stock Market. We do not intend to apply for listing on any national securities exchange or the Nasdaq Stock Market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We are a start-up stage company. We are a company with minimal revenues and operations. We have minimal assets and have incurred losses since inception. We are developing a website (www.simpletennis.com) that offers video tennis lessons. In addition we intend to offer an array of tennis equipment, products and publications.

Our principal executive office is located at 359 - 240th Street, Langley, British Columbia, V3A 6H5, our telephone number is (604) 876-6375 and our registered agent for service of process is The Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is September 30.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

The offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares of common stock minimum and 2,000,000 shares of common stock maximum, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $70,000 assuming the minimum number of shares are sold.
Approximately $170,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and general working capital.
Number of shares outstanding before the offering	4,000,000
Number of shares outstanding after the offering if all of the shares are sold	6,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2005	As of September 30, 2004
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$4,192	$9,448
Total Liabilities	$24,821	$24,011
Stockholders Deficiency	$(20,629)	$(14,563)
	Period from	Period from
	August 27, 2004	August 27, 2004
	(date of inception)	(date of inception)
	to March 31, 2005	to September 30, 2004
	(Unaudited)	(Audited)
Income Statement
Revenue	$169	$0
Total Expenses	$26,088	$15,353
Net Loss	$(25,919)	$15,353

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ST ONLINE CORP.:

  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

  We have a limited operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

  We were incorporated in August 2004 and we have had limited business operations and limited revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $25,919 of which $10,000 is for legal fees and $8,880 is for audit fees in connection with this offering. $983 is for the website development costs and $249 is for general office costs and bank charges. $1,750 is for donated rent and the management fee is $3,500. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	completion of this offering
*	our ability to locate suppliers who will advertise and sell products to our customers
*	our ability to attract customers who will pay for online tennis lessons
*	our ability to generate revenues through the sale of tennis lessons and advertising space on our website

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and have generated revenues of $169 as of March 31, 2005. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

  We have no advertisers and we cannot guarantee we will ever have any. We have a limited customer base. Even if we obtain more advertisers or customers, there is no assurance that we will make a profit.

  We have no advertisers and a limited customer base. We have not identified any advertisers and we cannot guarantee we ever will have any. If we are unable to attract enough advertisers and customers to our website to operate profitably we may have to suspend or cease operations.

  We are solely dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to achieve adequate revenues to remain in business. We may need to obtain additional financing which may not be available.

  We have started limited operations. We need the proceeds from this offering to maintain our existing operations to the point of generating a profit. If the minimum of $100,000 is raised, this amount will enable us, after paying the expenses of this offering, to locate and initiate negotiations with potential advertisers of tennis related products and services and to promote our website to the public. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

  Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers. As a result, we may not be able to attract enough customers or suppliers to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

  Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers. The sale of tennis products and lessons through our website is how we will generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough customers to advertise on our website or purchase tennis lessons to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

  Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

  Our officers and directors will only be devoting limited time to our operations. Scott Pedersen, our president will be devoting approximately 25 hours a week to our operations. Elena Avdasseva, a member of the board of directors and our secretary will be devoting approximately 10 hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and cause us to cease operations.

  Because our management does not have prior experience in the marketing of products via the Internet, we may have to hire individuals or suspend or cease operations.

  Because our management does not have prior experience in the marketing of products and tennis lessons via the Internet, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

Risks associated with this offering:

  Because our officers and directors, who are also promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

  Even if we sell all 2,000,000 shares of common stock in this offering, Mr. Pedersen and Ms. Avdasseva will still own 4,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Pederson and Ms. Avdasseva will be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

  Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

Our offering is being made on a self underwritten basis - with a minimum of $100,000. The table below sets forth the use of proceeds if $100,000 or $200,000 of the offering is sold.

	$100,000	$200,000
Gross proceeds	$100,000	$200,000
Offering expenses	$30,000	$30,000
Net proceeds	$70,000	$170,000

The net proceeds will be used as follows:

Website development	$10,000	$20,000
Database	$10,000	$20,000
Marketing and advertising	$30,000	$70,000
Establishing an office	$10,000	$10,000
Salaries	$0	$30,000
Working capital	$10,000	$20,000
TOTAL	$70,000	$170,000

Total offering expenses are $30,000. Of the $30,000, the amounts to be paid from the proceeds for expenses of the offering are: $20,000 for legal fees; $2,000 for printing our prospectus; $1,500 for accounting/administrative fees; $2,000 for state securities registration fees; $3,000 for our transfer agent; $100 for filing fee, and, $1,400 for miscellaneous unforeseen expenses relating to the offering.

To date, we have spent $5,331 toward the development of our website. We intend to spend between $10,000 and $20,000 for further development of content creation and links from our website.

We intend to develop and maintain a database of customers, advertisers, potential advertisers, all current competitors, manufacturers and distributors of tennis products. The database will be developed from information available from other Internet web sites, periodicals and information we accumulate. We believe it will take approximately two months to create a workable database. We do not know how many individuals or entities fit into our categories. The estimated cost to develop and maintain the database is $10,000 to $20,000.

Marketing and advertising will be focused on promoting our website to prospective purchasers of tennis lessons and manufactures, wholesale suppliers and retail suppliers of tennis products. We will also promote other websites and establishments, including tennis clubs that may provide lessons. The advertising campaign will include the design and printing of various sales material, travel, attendance at tennis shows and tennis tournaments. The cost of developing the campaign is estimated to cost between $35,000 to $75,000.

We intend to establish an office to maintain the website and database. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations.

If we raise the maximum amount under this offering, we intend to pay salaries to our officers, or, to outside employees or consultants to assist our officers in managing our business. In addition, we intend to hire one or two sales employees to handle Internet transactions with our customers.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of March 31, 2005, the net tangible book value of our shares of common stock was a deficit of $20,629 or approximately $(0.005) per share based upon 4,000,000 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 6,000 000 shares to be outstanding will be $149,371, or approximately $0.03 per share. The amount of dilution you will incur will be $0.07 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.035 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share. After completion of this offering, if 2,000,000 shares are sold, you will own approximately 33.33% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholder will own approximately 66.67% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $40, or $0.00001 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 5,500 000 shares to be outstanding will be $99,371, or approximately $0.02 per share. The amount of dilution you will incur will be $0.08 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.025 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 27.27% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 72.73% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $40, or $0.00001 per share.

If the minimum number of the shares are sold:

Upon completion of this offering, in the event 50% or the minimum amount of the shares are sold, the net tangible book value of the 5,000 000 shares to be outstanding will be $49,371 or approximately $0.01 per share. The amount of dilution you will incur will be $0.09 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 20% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $40, or $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.005)
Potential gain to existing shareholders per share	$0.03
Net tangible book value per share after offering	$0.03
Increase to present stockholders in net tangible book value per share after offering	$0.035
Capital contributions	$40
Number of shares outstanding before the offering	4,000,000
Number of shares after offering held by existing stockholders	4,000,000
Percentage of ownership after offering	66.67%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	33.33%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	27.27%

Purchasers of shares in this offering if the minimum number of shares sold

Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	20%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to 2,000,000 shares of common stock on a direct public offering basis, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Bank Of Montreal. Its telephone number is (604) 665 2643.We will hold the funds in the account until we receive a minimum of $100,000 at which time we will appropriate for the purpose set. Any funds received by us thereafter will be immediately appropriated by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180-day period and possible additional 90-day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180-day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, and New Jersey and in Washington D.C., the capital city of the United States of America, and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement

  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to ST ONLINE CORP.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on August 27, 2004. We have started limited operations which are limited to developing our website. We are developing a website (www.simpletennis.com) that will offer downloadable tennis lessons and a comprehensive supply of tennis related products to individual retail customers. We are a start-up stage corporation with limited operations and minuscule revenues from our business operations. We have developed a website and initiated its operations. Our revenues have been exclusively generated from the sale of tennis lessons on our website. For the period ended September 30, 2004 we generated no revenue. For the quarter ended March 31, 2005 we generated revenues of $169 from the sale of tennis lessons. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 359 - 240th Street, Langley, British Columbia, Canada V3A 6H5.Our telephone number is (604) 534-3879. This is the office of our President, Scott Pedersen. The offices are located in his home. Our mailing address is at 101-1515 Broadway East, Vancouver, British Columbia, Canada V5N 1V9. We use the space on a rent free basis. We intend to look for new office space, subject to the successful completion of this offering.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plan to change.

We have begun very limited operations and will advance our operations until we complete this offering. Our plan of operation is forward looking and there is no assurance that we will ever be successful in our plan of operations. Our prospects for profitability are not favorable if you consider numerous Internet-based companies have failed to achieve profits with similar plans.

We have not conducted any market research into the likelihood of success of our operations or the acceptance of our products by the public.

Tennis Lessons

We plan to offer tennis lesson video clips on-line for a fee. The tennis lesson video clips will be downloadable to the customer's personal computer and may be viewed as often as the customer likes.

The tennis lessons will initially pertain to positioning on the tennis court, the grip and strokes, including the forehand, backhand, volley and serve. Assuming we are successful in our operations, we intend to develop lessons for doubles play, advanced stroke action and overhead smash. Within the next twelve months we plan to develop a "doubles strategy" video. We estimate the cost to be approximately $5,000 which includes the cost of filming, producing and placement of the video on the website. Each of the lessons is observable from various angles and in slow motion. While the lesson is being reviewed, a narrator gives tips and hints for successful performance.

The lessons are ideal for beginners and intermediate level players of all ages. There are four separate lessons: (1) forehand; (2) backhand; (3) volley; and; (4) serve. Each lesson costs $4.95. A package of all four lessons is $14.95.Each lesson provides instruction on foot placement; body posture; grip and stroke. The approximate length of each lesson is three minutes.

Products

We intend to offer a comprehensive supply of equipment and products to tennis players. These products will be offered at prices marked-up from the price we pay manufacturers. In addition to offering an array of equipment and products, we will pass on tennis information that comes to our attention. We will not seek out such information or pay for such information. We will not charge for the dissemination of such information. We intend to display the information on our website. We have not conducted any marketing studies to determine if there is a demand for such information. The information is part of our marketing program. A brief list of products we intend to offer is as follows:

-	racquets
-	shoes
-	clothing
-	tennis balls

Website

We have retained Tidal Multimedia Inc. as our outside technology provider to develop our website. Tidal will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, java chat, hotmetal/miva script, shopping cart, secure transactions signio support, cybercash support and macromedia flash. The foregoing will allow us to make retail sales of tennis lessons and tennis related products in an attractive fashion, and communicate with our customers on-line. To date, we have paid Tidal Multimedia Inc. a total of $5,331 for the initial development of the website including domain registration fees, a set up fee for site hosting and 12 months of site hosting service. The funds for the development of our website were advanced to us by our President, Scott Pedersen.

The website is intended to be a destination site for tennis players. The site will offer a large array of products and by become, we hope, an eventual "one-stop shopping" destination which should enhance the efficiency of the purchasing process simultaneously reducing the time and cost of finding reasonably priced tennis lessons and products. We intend to negotiate strategic relationships with individual suppliers and manufacturers to offer their products on our website. We also intend to negotiate discounted pricing from the manufacturers in exchange for promoting their products on our website. We do not intend to sell our customer data base that will be generated from selling tennis videos and other products on our website.

We also believe that the lack of financial security on the Internet is hindering economic activity thereon. To ensure the security of transactions occurring over the Internet, U.S. federal regulations require that any computer software used within the United States contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption.

There is uncertainty as to whether the 128-bit encoding encryption required by the U.S. is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. Accordingly, risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts are now being considered in the system specifications and in the security precautions in the development of the website. There is no assurance that such security precautions will be successful.

Other than investigating potential technologies in support of our business purpose, We have had no material business operations since inception in August 2004. At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become a Internet-based retailer focused on the distribution of tennis lessons and tennis related products.

The Internet is a world-wide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Convenient Shopping Experience

Our online store will provide customers with an easy-to-use Web site. The website will be available 24 hours a day, seven days a week and will be reached from the shopper's home or office. Our online store will enable us to deliver tennis lessons and a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. We also intend to make the shopping experience convenient by categorizing our products into easy-to-shop departments. These include racquets, shoes, clothing, and related equipment.

Customer Service

We intend to provide a customer service department via email where consumers can resolve order and product questions. Furthermore, we will insure consumer satisfaction by offering a 30-day money back guarantee. Our 30-day money back guarantee applies to all of products including our tennis videos. We do not intend to create a reserve account for our guarantee and will pay any refunds from general revenues.

Online Retail Store

We intend to design our Internet store to be a place for individual consumers to purchase tennis lessons online and tennis related products. We intend to mark-up our cost and the difference between our cost and our sales price will be our profit.

Shopping at our Online Store

Our online store will be located at www.simpletennis.com We believe that the sale tennis lessons and tennis related products on the Internet can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store will include:

Browsing

Our online store will offer consumers several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer will move directly to the home page of the desired category and can view promotions and featured products.

Selecting a Lesson or Product and Checking Out

To purchase products, consumers will simply click on the "add to cart" button to add products to their virtual shopping cart. Consumers will be able to add and subtract products from their shopping cart as they browse around our online store prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at our online store, are prompted to supply shipping details online. We will also offer consumers a variety of wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, consumers will be shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying

To pay for orders, a consumer must use a credit card, which is authorized during the checkout process. Charges are assessed against the card when the order is placed. Our online store will use a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our consumers.

The estimated price of providing online check out service is 2%-5% of gross revenues. The cost of the online check out service is incorporated into the sales price of the product.

We will offer our customers a full refund for any reason if the customer returns the purchased item within thirty days from the date of sale in the same condition it was sold to the customer. Instructions will be provided to the customer to return the product to us. We in turn will forward the product to the manufacture for our credit. Upon notification from the manufacture of a credit to our account, we will credit the customer's account. After thirty days, we will not accept any product returns or refund any money to a customer. Our 30-day money back guarantee applies to all of products including our tennis videos.

Source of Products

We intend to purchase tennis products directly from the manufacturer/supplier based upon orders we have already received from customers. A portion of the purchase price, between 40% and 70%, depending on the prices we negotiate with the manufacturer, will be used to acquire the product from the manufacturer. The basis for our mark-ups will be solely determined by us in order to generate a profit and remain competitive with other competitors. The product will be shipped directly from the manufacturer to the customer, thereby eliminating the need for storage space or packaging facilities.

We intend to source out and negotiate with large industry leaders such as HEAD, PRINCE, etc. among others to offer their products for sale on our website either directly or via a direct link to their websites. In addition, we intend to locate and negotiate relationships with smaller, new manufacturers and suppliers, to offer their products on a more exclusive basis.

We are not involved in negotiations with any major manufacturers and suppliers and do not intend to do so until after the offering is complete.

Revenue

We intend to generate revenue from four sources on the website:

  Revenues will be generated from the direct sale of lessons and products to customers. We would order products on behalf of our customers directly from our suppliers at the time of the order being received from a customer and the products would be shipped directly to the customer. That way we avoid having to carry any inventory that can be costly and become obsolete. We would earn revenue based on the difference between our negotiated price for the product with our suppliers and the price that the customer pays;

  Revenues will be generated by fees received for sales that originate from our website and are linked to those manufacturers that we will negotiate relationships with. Our customers would link to the manufacturer's website directly from our site and we would be paid a fee for directing the traffic that result in sales;

  We plan to offer banner advertising on our website for new manufacturers and suppliers hoping to launch new products. Banner advertising is any ad that is horizontally placed at the top of the web page above non-advertising content;

  Finally, we plan to earn revenues for special promotions to enable manufacturers to launch new products - we would sell "premium space" on our website. Premium space is any space available on the website, other than Banner space.

We intend to develop and maintain a database of all customers, manufactures and suppliers of tennis related products and lessons.

We intend to develop and launch an advertising campaign to introduce our website to potential customers.

Within the next twelve months we plan to develop a "doubles strategy" video. We estimate the cost to be approximately $5,000 which includes the cost of filming, producing and placement of the video on the website. We intend to pay for the doubles strategy video from revenues generated from our operations. If we do not generate sufficient revenues we will delay production or Mr. Pedersen will advance the funds for the video.

Competition

The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

USTA.COM, TENNISPRO.COM offer similar lessons, products and services as us. Upon initiating our website operations, we will be competing with the foregoing, in addition to non-Internet, tennis clubs, pro shops and retail outlets that sell tennis related products.

We intend to build a website that is easy to use that offers a wide product selection at competitive prices. We believe potential customers would be drawn to our website instead of to other companies they are familiar with because they would able to choose from an array of products, quickly and easily.

The industry which supplies tennis lessons and retail of tennis related products is fragmented and regionalized. Our competitive position within the industry is negligible in light of the fact that we have started very limited operations. Older, well established tennis related websites with records of success will attract qualified clients away from us. Since we have extremely limited operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of price and services relative to products and with respect to lessons, we believe we have a superior position because the quality and reputation of our president, who is a seasoned established tennis professional. We intend to be able to attract and retain customers by offering a breadth of lessons and products on our website through our president's reputation in the tennis world. We will offer attractive, competitive pricing and will be responsive to all our customers' needs.

Scott Pedersen, our president will be devoting approximately 25 hours a week to our operations. Elena Avdasseva, a member of the board of directors and our secretary will be devoting approximately 10 hours a week to our operations. As a result, operations may be periodically interrupted or suspended which could result in a reduction of revenues and a cessation of operations.

Marketing

We intend to market our website in Canada and the United States through traditional sources such as trade magazines, tournaments and conferences, newspaper advertising in the sports sections, telephone directories and flyers / mailers. We intend to target tennis players. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and and affinity sites. Affinity sites are sites that are not owned by us, but are linked to us. For example, one of the manufactures from whom we purchase equipment may set up a link from its web site to our web site.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Trademarks and Copyrights

We have not filed for any protection of our trademarks. Our tennis lessons are protected by Canadian and U.S. copyright laws.

Employees; Identification of Certain Significant Employees

We are a development stage company and currently have no employees, other than our officers and directors. We intend to hire additional employees on an as needed basis.

Offices

Our offices are located at 359 - 240th Street, Langley, British Columbia, Canada V3A 6H5. Our telephone number is (604) 534-3879. This is the home of our president, Scott Pedersen. Mr. Pedersen allows us to use approximately 144 square feet of space for our operations. We use the space on a rent free basis.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In addition, because our lessons and products are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for the sale of our products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation with limited operations and minuscule revenues from our business operations. Our revenues have been exclusively generated from the sale of tennis lessons on our website.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We are a start-up stage corporation with limited operations and minuscule revenues from our business operations. We do not anticipate initiating significant operations until we complete the development of our website, source out suppliers for products to sell and source out customers to buy our products. We believe the technical aspects of our website will be sufficiently developed to use for our operations 70 days from the completion of our offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Whether we raise the minimum amount or the maximum amount, it will last twelve months. We will not begin full operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. If we raise the minimum amount through this offering, we will be able to begin full operations and remain in business for twelve months. If we are unable to generate revenues after the twelve months for any reason, or if we are unable to make a reasonable profit after twelve months, we may have to cease operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.

If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees.

Upon completion of our public offering, our specific goal is to profitably sell our tennis lessons and tennis related products to the public. We intend to accomplish the foregoing through the following milestones:

1.   Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2.   After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take approximately a week. We believe that it will cost $10,000 to establish our office. We do not intend to hire employees. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3.   After our office is established, which we said should be 10 days after completing our offering, we intend to contact and negotiate with large manufacturers and suppliers of tennis products, such as HEAD, PRINCE among others, to offer their products on our website. We also intend to locate smaller, new manufacturers to offer their products on a more exclusive basis. Once we have signed at least one contract, we will have Tidal Multimedia Inc. complete the initial development our website. We believe we should have one contract signed within 30 days of setting up our office. The execution of additional contracts with suppliers and the development of the website will be ongoing during the life of our operations. As more products are added and as our customer data base expands, we will have to be continually upgrading the website. We believe that it will cost up to $10,000 in order to have our website completely operational and $5,000 to have our data base initially ready to receive information. Both the initial full operation of the website and the data base will be ready 60 days from the signing of our first contract with a major supplier. At that point we will be able to accept orders for products we will sell. We currently sell tennis lessons on our website and our website is functional with respect to the sale of the tennis lessons. Further, we have already completed production and are selling the four tennis lessons referred to in the Business section of this prospectus. As additional contracts are signed with suppliers, we will up-grade the website. As our customer base increases we will up-grade the data base. Both upgrades will be ongoing during the life of our operations. In addition to offering, lessons, equipment and products, we will pass on industry information to tennis players that we acquire in the course of our operations.

4.   As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our website in Canada and the United States through traditional sources such as sports magazines, tennis tournaments and conferences, newspaper advertising in the sports sections, telephone directories and flyers/mailers. We intend to target tennis players. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites. We believe that it will cost a minimum of $15,000 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $20,000 to our marketing program. Marketing is an ongoing matter which will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office.

5.   Part of our marketing program includes sourcing out and identifying tennis players and manufacturers and suppliers of tennis equipment. The process of sourcing out suppliers includes identifying manufacturers, large and small by research into existing databases via the Internet and research in tennis publications. This process will start as soon as our office is operational and will be ongoing during the life of our operations. Sourcing customers may consist of telephone surveys and may contain questions which would determine the marketing approach and acceptability of specific products. It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. We intend to look into the databases of tennis clubs, tennis lessons, tennis equipment, including racquets, shoes, clothing and accessories, and sports magazines that are publically available through Internet research, telephone directories, and periodical research. The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to cost $5,000 to $15,000.

6.   Within 90 days from the full operation of our website, we believe that we will begin receiving additional orders for tennis lessons and initial orders for the purchase of tennis products.

7.   Once the website is fully operational; we have located and negotiated agreements with a suitable number of manufacturers and suppliers to offer their products for sale; and, we have begun to receive orders for products, we intend to hire 1 or 2 part-time salesperson(s) to handle our Internet transactions.

In summary, we should be in full operation and receiving orders within 100 days of completing our offering. We estimate that we will generate revenue 120 to 180 days after beginning operations.

Until our website is fully operational, we do not believe that large manufacturers will provide us with their best products or best prices. We believe, however, that once our website is operational and we have developed at significant data base of customers, large industry leaders will provide us with their best products and best prices. There is no guarantee that the large industry leaders will provide us with their best products and best prices.

If the manufacturers and suppliers do not provide their products to us on reasonable terms, we may have to suspend or cease operations.

We will not be conducting any research. We are not going to buy or sell any plant or significant equipment during the next twelve months.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything.

Limited operating history; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have generated minuscule revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable and competitive, we have to sell tennis lessons and locate and negotiate agreements with manufacturers and suppliers of tennis products to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele at a profit. We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on August 27, 2004 to March 31, 2005

During the period we incorporated the company, hired the attorney for the preparation of this Registration Statement and an auditor to audit our financial statements. We contracted Tidal Multimedia Inc. to create an Internet website with the domain name "www.simpletennis.com". Our loss since inception is $25,919 of which $10,000 is for legal fees; $8,880 is for audit fees in connection with this offering; $983 is for the development of the website; and, $3,500 in management fees paid to the president for the development of the business. We have generated $169 in revenues. We expect to begin full operations 100 days after we complete this offering.

Since inception, we sold 4,000,000 shares of common stock to our officers and directors for $40.

Liquidity and capital resources

As of the date of this registration statement, we have generated $243 in revenues.

We issued 4,000,000 shares of common stock through a Section 4(2) offering in August 2004. This was accounted for as a sale of common stock.

As of March 31, 2005, our total current assets were $570 in cash and our total liabilities were $24,821 for a working capital deficit of $24,251. Scott Pedersen and Elena Avdasseva are owed $4,936 and $15,185, respectively, for expenses paid for on behalf of the Company.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Scott Pedersen	43	president , treasurer, chief financial officer,
359 - 240th Street		and a member of the board of directors
Langley, British Columbia
Canada V3A 6H5

Elena Avdasseva	25	secretary and a member of the board of
101-1515 Broadway East		directors
Vancouver, British Columbia
Canada V5N 1V9

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since August 27, 2004, Scott Pedersen has been our president, treasurer, chief financial officer and a member of our board of directors. Since April 1998, Mr. Pederson has been the Head Tennis Professional at Whistler Valley Tennis Club, Whistler, British Columbia, Canada. From January 1996 to March 1999, Mr. Pederson was Assistant Tennis Professional at Hazelmore Golf and Country Club. From April 1994 to March 1996, Mr. Pederson was a tennis professional at Whistler Valley Tennis Club, Whistler, British Columbia, Canada.

Since August 27, 2004, Elena Avdasseva has been our secretary and a member of our board of directors. From January 2003 to January 2004 Ms. Avdasseva was a Customer Service Representative at MCI Telephone Company, from January 2004 Ms. Avdasseva was a customer service representative for Startec Long Distance Company. From January 1999 to January 2003, Ms. Avdasseva has been a student attending South Hill Education Center, VCC, Langarn College.

Conflicts of Interest

The only conflict that we foresee are that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on August 27, 2004 through March 31, 2005, for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Scott Pedersen	2004	0	0	0	0	0	0	0
President, Treasurer,	2003	0	0	0	0	0	0	0
Director	2002	0	0	0	0	0	0	0

Elena Avdasseva	2004	0	0	0	0	0	0	0
Secretary, Director	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholders listed below have direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

				Percentage of
		Percentage of	Number of Shares	Ownership
	Number of	Ownership	After Offering	After the Offering
Name and Address	Shares Before	Before the	Assuming all of the	Assuming all of the
Beneficial Owner [1]	the Offering	Offering	Shares are Sold	Shares are Sold

Scott Pedersen	1,500,000	37.5%	1,500,000	25.00%
359 - 240th Street
Langley, British Columbia
Canada V3A 6H5

Elena Avdasseva	2,500,000	62.5%	2,500,000	41.67%
101-1515 Broadway East,
Vancouver, British Columbia
Canada V5N 1V9

[1]     The persons named above are our only promoters.

Future sales by existing stockholders

A total of 4,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are two holders of record for our common stock. The record holders are our officers and directors who collectively own 4,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 66.67% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. Its telephone number is (775) 688-3061.

CERTAIN TRANSACTIONS

In August 2004, we issued a total of 1,500 000 shares of restricted common stock to Scott Pedersen in consideration of $15 and 2,500,000 restricted shares of common stock to Elena Avdasseva in consideration of $25.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to September 30, 2004, included in this prospectus have been audited by Manning Elliott, as set forth in their report included in this prospectus. Their reports are given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis.

Our financial statements from inception to September 30, 2004 (audited) and for the six months ended March 31, 2005 (unaudited), immediately follow:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
ST Online Corp. (A Development Stage Company)

We have audited the accompanying balance sheet of ST Online Corp. (A Development Stage Company) as of September 30, 2004 and the related statement of operations, cash flows and stockholders' equity for the period from August 27, 2004 (Date of Inception) to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ST Online Corp. (A Development Stage Company) as of September 30, 2004, and the results of its operations, cash flows and stockholders' equity for the period from August 27, 2004 (Date of Inception) to September 30, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has incurred an operating loss since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"

CHARTERED ACCOUNTANTS

Vancouver, Canada
November 2, 2004

ST Online Corp.
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	March 31,	September 30,
	2005	2004
	$	$
	(unaudited)	(audited)

ASSETS

Current Assets

Cash	570	5,100

Total Current Assets	570	5,100

Intangible Assets (Note 3)	3,622	4,348

Total Assets	4,192	9,448

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	2,300	-
Accrued liabilities	2,400	3,750
Due to related parties (Note 4)	20,121	20,261

Total Liabilities	24,821	24,011

Contingent Liability (Note 7)

Stockholders' Deficit

Common Stock:
Authorized: 100,000,000 common shares, par value $0.00001
Issued and outstanding: 4,000,000 common shares	40	40

Donated Capital	5,250	750

Deficit Accumulated During the Development Stage	(25,919)	(15,353)

Total Stockholders' Deficit	(20,629)	(14,563)

Total Liabilities and Stockholders' Deficit	4,192	9,448

(The accompanying notes are an integral part of these financial statements)

ST Online Corp.
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. dollars)

			From
	From		August 27, 2004
	August 27, 2004	For the Six	(Date of
	(Date of Inception)	Months Ended	Inception) to
	to March 31,	March 31,	September 30,
	2005	2005	2004
	$	$	$
	(unaudited)	(unaudited)	(audited)

Revenue	169	169	-

Expenses

Amortization	726	726	-
Donated rent (Note 4(c))	1,750	1,500	250
Management fees (Note 4(c))	3,500	3,000	500
Office and general	249	100	149
Professional fees	18,880	5,130	13,750
Website development costs	983	279	704

Total Expenses	26,088	10,735	15,353

Net Loss for the Period	(25,919)	(10,566)	(15,353)

Net Loss Per Share - Basic and Diluted		-	-

Weighted Average Shares Outstanding		4,000,000	4,000,000

(The accompanying notes are an integral part of these financial statements)

ST Online Corp.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)

	From		From
	August 27, 2004	For the Six	August 27, 2004
	(Date of Inception)	Months Ended	(Date of Inception)
	to March 31,	March 31,	to September 30,
	2005	2005	2004
	$	$	$
	(unaudited)	(unaudited)	(audited)

Cash Flows Used in Operating Activities

Net loss for the period	(25,919)	(10,566)	(15,353)

Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization	726	726	-
Expenses settled with debt	728	-	728
Donated services and rent	5,250	4,500	750

Changes in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	4,700	950	3,750
Increase in due to related parties	10,125	-	10,125

Net Cash Flows Used in Operating Activities	(4,390)	(4,390)	-

Net Cash Flows Used in Investing Activities	-	-	-

Cash Flows Provided by Financing Activities
Advances from related parties	5,145	85	5,060
Repayments to related parties	(225)	(225)	-
Proceeds from issuance of common shares	40	-	40

Net Cash Flows Provided by Financing Activities	4,960	(140)	5,100

Change in Cash	570	(4,530)	5,100

Cash - Beginning of Period	-	5,100	-

Cash - End of Period	570	570	5,100

Non-cash Investing and Financing Activities

Expenses settled with issuance of debt	728	-	728
Purchase of intangible assets by issue of debt	4,348	-	4,348

Supplemental Disclosures

Interest paid	-	-	-
Income taxes paid	-	-	-

(The accompanying notes are an integral part of these financial statements)

ST Online Corp.
(A Development Stage Company)
Statements of Stockholders' Deficit
From August 27, 2004 (Date of Inception) to March 31, 2005
(Expressed in U.S. dollars)

				Deficit
				Accumulated
				During the
	Common		Donated	Development
	Shares	Amount	Capital	Stage	Total
	#	$	$	$	$

Balance - August 27, 2004 (Date of Inception)	-	-	-	-	-

Common shares issued	4,000,000	40	-	-	40

Donated services and rent (Note 4(c))	-	-	750	-	750

Net loss for the period	-	-	-	(15,353)	(15,353)

Balance - September 30, 2004 (audited)	4,000,000	40	750	(15,353)	(14,563)

Donated services and rent (Note 4(c))	-	-	4,500	-	4,500

Net loss for the period	-	-	-	(10,566)	(10,566)

Balance - March 31, 2005 (unaudited)	4,000,000	40	5,250	(25,919)	(20,629)

(The accompanying notes are an integral part of these financial statements)

ST Online Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

1.	Development Stage Company
ST Online Corp. (the "Company") was incorporated in the State of Nevada on August 27, 2004.

The Company is based in Vancouver, British Columbia, Canada and its principal business is as an online website that enables customers to purchase and download tennis lesson video clips. The Company acquired the rights to the website from a principal shareholder by the issue of debt in the amount of $4,348. Refer to Note 4(b).

The Company is in the development stage with management devoting most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at March 31, 2005, the Company has a working capital deficiency of $24,251 and has accumulated losses of $25,919 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company is planning to file an amended SB-2 Registration Statement with the United States Securities and Exchange Commission to raise a minimum of $100,000 by selling 1,000,000 common shares and a maximum of $200,000 by selling 2,000,000 common shares at $0.10 per share. If the minimum is not raised within 180 days of the SB-2 Registration Statement being declared effective all funds will be returned to the subscribers.

2.	Summary of Significant Accounting Principles
	a)	Basis of Presentation

These financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company has not produced significant revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

	b)	Year End
The Company's fiscal year end is September 30.
	c)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	d)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.
	e)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2005 and September 30, 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	f)	Financial Instruments

The fair value of financial instruments which include cash, accounts payable, accrued liabilities, and due to related parties were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

ST Online Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)
	g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	h)	Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

Costs associated with the website consist primarily of software purchased from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

	i)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	j)	Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements". Revenue consists of the direct sales of tennis lessons and products to customers, linkage fees to others' websites and advertising revenues. Revenue from these sources are recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, and the product is downloaded by customers with payment received by the Company. Revenue for the period from inception to March 31, 2005 consists solely of the direct sale of tennis lessons through the Company's website.

	k)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of the net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

ST Online Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)
	l)	Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB No. 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB No. 107 during implementation of SFAS 123R.

	m)	Interim Financial Statements

The interim unaudited financial statements as at March 31, 2005 and for the six month period then ended have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

ST Online Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

3.	Intangible Assets
March 31,	September 30,
2005	2004
Accumulated	Net Carrying	Net Carrying
Cost	Amortization	Value	Value
$	$	$	$
(unaudited)	(audited)

Website development costs	4,348	726	3,622	4,348

4.	Related Party Transactions
a)	An amount of $15,185 owing to the Secretary of the Company is non-interest bearing, unsecured and due on demand.
b)

The Company is indebted to the President of the Company for $4,936, which is non-interest bearing, unsecured and due on demand. This debt was incurred for the reimbursement of website development costs of $5,052, of which $4,348 was capitalized, the reimbursement of office costs of $24 and the advancement of $85. During the period ended March 31, 2005, the Company repaid $225.

c)

The President of the Company provided management services and office premises to the Company at no charge. Donated services valued at $500 per month and donated office premises valued at $250 per month were charged to operations and recorded as donated capital.

5.	Common Stock
On August 27, 2004 the Company issued 4,000,000 shares of common stock at a price of $0.00001 per share for cash proceeds of $40.

6.	Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses carried forward totalling $13,875 for tax purposes which expire in 2024. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of the net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at September 30, 2004, the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:
September 30,
2004
$
Net Operating Loss	13,875
Statutory Tax Rate	35%
Effective Tax Rate	-
Deferred Tax Asset	4,856
Valuation Allowance	(4,856)
Net Deferred Tax Asset	-

7.	Contingent Liability
The Company is obligated to pay $10,000 in legal fees once the SB-2 Registration Statement has been declared effective.

Until ________ 2005, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Section 4 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

  Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	2,000
Accounting/administrative Fees and Expenses	1,500
Blue Sky Fees/Expenses	2,000
Legal Fees/ Expenses	20,000
Escrow fees/Expenses	0
Transfer Agent Fees	3,000
Miscellaneous Expenses	1,400
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Scott Pedersen	August 31, 2004	1,500,000	$15
359 - 240th Street
Langley, British Columbia
Canada V3A 6H5

Elena Avdasseva	August 31, 2004	2,500,000	$25
101-1515 Broadway East
Vancouver, British Columbia
Canada V5N 1V9

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, are officers and directors of the company, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27.     EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have not been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
23.1	Consent of Manning Elliott, Chartered Accountants.
23.2*	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed.

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langley, British Columbia, on this 10th day of August, 2005.

ST ONLINE CORP.

BY:	/s/ Scott Pedersen
Scott Pedersen, President, Principal Executive Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer.

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott Pedersen, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott Pedersen	President, Principal Executive Officer, Treasurer,	August 10, 2005
Scott Pedersen	Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors.

/s/ Elena Avdasseva	Secretary and a member of the Board of Directors.	August 10, 2005
Elena Avdasseva